PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 28, 2000)

                                   $70,000,000
                         PRINCIPAL AMOUNT PLUS INTEREST
                               LIQUIDITY FACILITY
                                       OF
                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF
                        SOUTH PLACER WASTEWATER AUTHORITY
            (A JOINT EXERCISE OF POWERS AGENCY ORGANIZED AND EXISTING
                   UNDER THE LAWS OF THE STATE OF CALIFORNIA)
                  VARIABLE RATE DEMAND WASTEWATER REVENUE BONDS
                                    SERIES B

Date of the Bonds:  Date of Delivery                      Due:  November 1, 2035
                                                                    Price:  100%

                            -------------------------

        LIQUIDITY FACILITY: We are providing a Liquidity Facility for the variable rate bonds described in this Prospectus Supplement. The Liquidity Facility will expire five years from the Date of Delivery of the variable rate bonds, unless it is extended or terminated sooner in accordance with its terms.

        TERMS OF THE BONDS: The variable rate bonds are the special obligations of the South Placer Wastewater Authority, a joint exercise of powers agency organized and existing under the laws of the State of California (the "Authority"). The variable rate bonds are payable exclusively from, and are secured by a lien on, Revenues, consisting of certain amounts received by, or entitled to be received by, the Authority from the City of Roseville, California, the County of Placer, California and the South Placer Municipal Utility District (all three, collectively, the "Participants") under a Funding Agreement relating to the South Placer Regional Wastewater Facilities, dated as of October 1, 2000 (the "Funding Agreement") among the Authority and the Participants. Under the Funding Agreement, the Authority has agreed to issue the variable rate bonds and its fixed rate Wastewater Revenue Bonds, Series A, and the Participants have each agreed to pay their respective proportionate share of debt service on the fixed rate bonds and the variable rate bonds. The fixed rate bonds and the variable rate bonds are being issued by the Authority to finance the costs of acquiring and constructing certain wastewater treatment facilities (the "Project") to be owned by the City of Roseville but used jointly by all of the Participants. In addition, the Participants have agreed in the Funding Agreement to: pay their proportionate share of maintenance and operation costs of the Project; pay their proportionate share of costs associated with the financing; observe certain covenants designed to (a) provide an adequate source of funds generated by their respective sewer systems to pay debt service on the fixed rate bonds and the variable rate bonds, and (b) protect the tax-exempt status of the fixed rate bonds and the variable rate bonds.

        THIS PROSPECTUS SUPPLEMENT RELATES ONLY TO THE VARIABLE RATE BONDS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT (HEREINAFTER IN THIS PROSPECTUS SUPPLEMENT, THE VARIABLE RATE BONDS ARE CALLED THE "BONDS").

        The Bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this Prospectus Supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Our obligations under the Liquidity Facility (the "Obligations") are not being sold separately from the Bonds. The Bonds are being sold under a separate disclosure document. The Obligations may not be separately traded. This Prospectus Supplement and the accompanying Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Bonds purchased by us.

        Unless the context otherwise requires the terms "Company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

    ------------------------------------------------------------------------

                           MORGAN STANLEY DEAN WITTER

    ------------------------------------------------------------------------

           The date of this Prospectus Supplement is November 28, 2000

================================================================================


                                TABLE OF CONTENTS

                                                       Page
                                                       -----
PROSPECTUS SUPPLEMENT
INTRODUCTION .....................................       S-1
DESCRIPTION OF THE BONDS .........................       S-1
BOOK-ENTRY SYSTEM ................................      S-11
THE LIQUIDITY FACILITY ...........................      S-12
THE STANDBY LOAN AGREEMENT; GE CAPITAL ...........      S-14
LEGAL MATTERS ....................................      S-15
EXPERTS ..........................................      S-16
WHERE YOU CAN FIND MORE INFORMATION ..............         2
INCORPORATION BY REFERENCE .......................         3
SUMMARY ..........................................         4
THE COMPANY ......................................         5
THE LIQUIDITY FACILITIES .........................         5
THE STANDBY LOAN AGREEMENT .......................         5
PLAN OF DISTRIBUTION .............................         6
EXPERTS ..........................................         6


                                   $70,000,000

                         principal amount, plus interest


                         LIQUIDITY FACILITY OBLIGATIONS


                                    issued by


                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of

          South Placer Wastewater Authority (a joint exercise of powers agency organized and existing under the laws of the State of
       California) Variable Rate Demand Wastewater Revenue Bonds Series B


                              PROSPECTUS SUPPLEMENT

                                November 28, 2000


================================================================================

        You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

        We are providing you with this Prospectus Supplement to furnish information regarding our obligations under a Liquidity Facility in support of $70,000,000 aggregate principal amount of South Placer Wastewater Authority Variable Rate Demand Wastewater Revenue Bonds, Series B which will be issued on or about December 7, 2000 by the South Placer Wastewater Authority, a joint exercise of powers agency organized and existing under the laws of the State of California (the "Authority") and will be governed by the terms of an Indenture of Trust dated as of October 1, 2000 (the "Indenture") with U.S. Trust Company, National Association, as trustee (the "Trustee") for the Bonds. We will enter into a Standby Bond Purchase Agreement with the Trustee (the "Liquidity Facility"), pursuant to which we will be obligated under certain circumstances to purchase unremarketed Bonds from the holders optionally or mandatorily tendering their Bonds for purchase. In order to obtain funds to purchase the Bonds, we will enter into a Standby Loan Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to loan funds to us as needed to purchase Bonds. Our obligations under the Liquidity Facility will expire on the date which is five years from the Date of Delivery of the Bonds, unless the Liquidity Facility is extended or terminated sooner in accordance with its terms.

        HEREINAFTER, ALL CAPITALIZED TERMS WHICH ARE NOT OTHERWISE DEFINED, WILL HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE INDENTURE.

                            DESCRIPTION OF THE BONDS

GENERAL

        The Bonds will be issued and delivered as fully registered bonds without coupons and, when executed and delivered, will be registered in the name of Cede & Co., as nominee for The Depository Trust Company, New York, New York ("DTC"). Principal of and premium, if any, and interest on the Bonds will be payable through the Trustee. Purchases of beneficial interests from DTC in the Bonds will be made in book-entry only form (without certificates) in Authorized Denominations. For so long as Cede & Co., as nominee of DTC, is Owner of the Bonds, payments of the principal of and premium, if any, and interest on the Bonds will be made directly to DTC. Disbursement of such payments to the beneficial owners is the responsibility of the DTC Participants and the Indirect Participants, as each such term is defined below under the heading "BOOK-ENTRY SYSTEM".

        The Bonds will initially bear interest at a Weekly Rate in the Weekly Mode. If the initial Interest Mode is changed from the Weekly Mode, the Bonds may thereafter bear interest from time to time at (i) a Daily Rate during the Daily Mode and (ii) a Weekly Rate during the Weekly Mode if converted back from another Mode to the Weekly Mode, and (iii) a Flexible Rate during the Flexible Mode. The Bonds may also be converted to an Adjustable Long Rate or a Fixed Rate as provided in the Indenture. The Liquidity Facility only covers the purchase of tendered Bonds in the Daily Mode, the Weekly Mode or the Flexible Mode. Interest will be computed, in the case of the Weekly Rate, the Daily Rate or the Flexible Rate, on the basis of a 365 or 366-day year, as appropriate, for the number of days elapsed. While the Bonds are in the Weekly Mode, the Daily Mode or the Flexible Mode, the Authorized Denominations will be $100,000 and any integral multiple of $5,000 above $100,000.

        Subject to applicable law, during the period in which the Liquidity Facility is effective, at no time will any Bonds (other than Provider Bonds, defined below) bear interest in excess of (i) twelve percent (12%) per annum and
(ii) with respect to Provider Bonds, the Provider Rate (as defined in the Liquidity Facility) (the "Maximum Interest Rate"). Any Bonds purchased with amounts drawn on the Liquidity Facility and registered to and owned by the Liquidity Provider ("Provider Bonds") will not bear interest in excess of the lesser of (i) Provider Rate (as described in the Liquidity Facility) or (ii) the maximum interest rate allowed by law.

        Interest on the Bonds will be payable by the Trustee on an "Interest Payment Date" which means (i) each Adjustment Date (including, without limitation, a proposed Fixed Rate Conversion Date), (ii) while the Bonds are in the Weekly Mode and in the Daily Mode, the first business day of each calendar month, and (iii) while the Bonds are in the Flexible Mode, each Rate Change Date.

        "Adjustment Date" means (a) the Closing Date, (b) any date which is the first day of an Adjustment Period designated in the manner set forth in the Indenture, (c) any Substitute Adjustment Date designated in the manner set forth in the Indenture and (d) any proposed Fixed Rate Conversion Date designated in the manner set forth in the Indenture.

        "Adjustment Period" means, with respect to each Bond, each period commencing on an Adjustment Date for such Bond, to and including the day immediately preceding the immediately succeeding Adjustment Date for such Bond (or, if earlier, the Maturity Date of such Bond), during which period such Bond will operate in one type of Interest Mode.

        "Rate Change Date" means (a) for each Rate Period during any Daily Mode, each Business Day, (b) for each Rate Period during any Weekly Mode, Thursday, or such other day of the week designated as such by the Remarketing Agent from time to time, (c) for each Rate Period during any Flexible Mode, the Business Day(s) specified in the notice delivered to the Trustee in accordance with the applicable provisions of the Indenture, and (d) each Adjustment Date.

        "Rate Determination Date" means (a) for each Rate Period during any Daily Mode, each Business Day, (b) for each Rate Period during any Weekly Mode, Wednesday or such other day of the week designated as such by the Remarketing Agent from time to time in accordance with the provisions of the Indenture, of if such day is not a Business Day, then the immediately preceding Business Day,
(c) for each Rate Period during any Flexible Mode, the Business Days(s) specified in the notice delivered to the Trustee in accordance with the Indenture, and (d) each Adjustment Date.

        "Rate Period" means, with respect to each Bond, each period commencing on a Rate Change Date for such Bond to and including the day immediately preceding the immediately succeeding Rate Change Date for such Bond (or the Maturity Date or date of redemption of such Bonds), during which period such Bond bears interest at one specific interest rate.

        "Tender Agent" means, initially, the Trustee, U.S. Trust Company, National Association, and its assigns or any other corporation or association which may at any time be substituted in its place in accordance with the terms of the Indenture.

        Interest on Bonds in a Daily Mode or Weekly Mode will be equal to the interest accrued, at the Daily Rate or the Weekly Rate, as applicable, for the period from the later of (i) the first Business Day of each calendar month or
(ii) the Adjustment Date for such Daily Mode or Weekly Mode to, but not including, the earlier of (a) the first Business Day of the next calendar month or (b) the Adjustment Date for the Interest Mode which succeeds such Daily Mode or the Weekly Mode, as the case may be. Interest on Bonds in a Flexible Mode will be equal to the interest accrued, at the Flexible Rate, for such Rate Change Date for such Bonds to, but not including, the next succeeding Rate Change Date. The foregoing notwithstanding, no interest will accrue on any Bonds prior to the Date of Issuance or after the Maturity Date of such Bonds.

        The principal, Redemption Price and Purchase Price of, premium, if any, and interest on the Bonds will be payable in any coin or currency of the United States of America which, at the respective dates of payment of such Bonds, is legal tender for the payment of public and private debts.

        Subject to the last sentence of this paragraph, the principal, Redemption Price and Purchase Price of Bonds bearing interest at a Flexible Rate, a Daily Rate or a Weekly Rate will otherwise be payable at the Trust Office of the Trustee in San Francisco, California, upon presentation and surrender of such Bonds. Any payment of the Purchase Price of a Tendered Bond (described below under the optional and mandatory tender provisions) will be payable at the designated corporate trust office of the Tender Agent (or at such other office as may be designated by the Trustee), upon presentation and surrender of such Tendered Bond. The Tender Agent for the Bonds is U.S. Trust Company, National Association and its designated corporate trust office is One Embarcadero Center, Suite 2050, San Francisco, California 94111, Telephone: (415) 743-9033, Fax: (415) 392-0876. The
Bonds will be issued initially in book-entry form only and, when delivered, will be registered in the name of a nominee of The Depository Trust Company, New York, New York ("DTC"), which will act as securities depository for the Bonds. NOTWITHSTANDING THE FIRST THREE SENTENCES OF THIS PARAGRAPH, SO LONG AS THE BONDS REMAIN IN BOOK-ENTRY ONLY FORM, PAYMENTS OF THE PRINCIPAL, REDEMPTION PRICE AND PURCHASE PRICE OF THE BONDS WILL BE MADE BY THE TRUSTEE TO DTC FOR SUBSEQUENT CREDIT TO DTC PARTICIPANTS AND DISBURSEMENT TO BENEFICIAL OWNERS. SEE BELOW UNDER THE HEADING "BOOK-ENTRY SYSTEM."

        Notwithstanding the remaining provisions of this paragraph relating to the payment of interest on the Bonds, so long as the Bonds remain in book-entry only form, payments of interest will be made by the Trustee to DTC for subsequent credit to DTC Participants and disbursement to Beneficial Owners. See below under the heading "BOOK-ENTRY SYSTEM". Interest will be paid, except as provided in the immediately preceding sentence and under the heading "BOOK-ENTRY SYSTEM," by check mailed on the applicable Interest Payment Date to the person appearing on the Bond Registration Books as the Owners of such Bonds as of the close of business of the Trustee on the Record Date at the addresses of such Owners as they appear on the Bond Registration Books, or at such other addresses as are furnished to the Trustee in writing by the Owners not later than the Record Date immediately preceding each such Interest Payment Date, such interest to be paid by check or draft of the Trustee mailed by first class mail to the Owners or, at the option of any Owner of at least $1,000,000 aggregate principal amount of the Bonds with respect to which written instructions have been filed with the Trustee prior to the Record Date, by wire transfer, at the address of such Owner as it appears on the Bond Registration Books. The principal, Redemption Price and Purchase Price on any Bond will be paid upon presentation and surrender thereof at the Trust Office of the Trustee in San Francisco, California.

        Defaulted Interest. Defaulted Interest on any Bond will cease to be payable to the Owner of such Bond on the relevant Record Date, and will be payable to the Owner in whose name such Bond is registered at the close of business of the Trustee on the Special Record Date for the payment of such Defaulted Interest, which will be fixed in the following manner. The Authority will notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Bond and the date of the proposed payment (which date will be such as will enable the Trustee to comply with the next sentence of this paragraph), and at the same time the Authority will deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or will make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Bond Owners entitled to such Defaulted Interest. Following receipt of such funds, the Trustee will fix a Special Record Date for the payment of such Defaulted Interest which will be not more than 15 nor less than ten days prior to the date of the proposed payment and not less than ten days after the receipt by the Trustee of the notice of the proposed payment. The Trustee will promptly notify the Authority of such Special Record Date and, in the name and at the expense of the Authority, will cause notice of the proposed payment of such Defaulted Interest and the Special Record Date for such payment to be mailed, first class postage prepaid, to each Owner of a Bond at the address of such Owner as it appears on the Bond Registration Books not less than ten days prior to such Special Record Date. Such Defaulted Interest will be paid to the Owners in whose names the Bonds on which such Defaulted Interest is to be paid are registered on such Special Record Date.

INTEREST RATE PROVISIONS

        Daily Mode. For each Rate Period during any Daily Mode, Bonds in such Interest Mode will bear interest beginning on the Rate Change Date at the Daily Rate determined on the Rate Determination Date in the following manner for each such Rate Period. No later than 10:00 a.m., New York time, on the Rate Determination Date for each such Rate Period, the Remarketing Agent will determine, and is required to give telephonic notice (confirmed by telecopy) to the Trustee of, the Daily Rate. Except on an Adjustment Date, in the event that the Daily Rate is not determined by the Remarketing Agent, the rate of interest borne by the Bonds bearing interest at a Daily Rate will be equal to the BMA Municipal Index until the Remarketing Agent next determines the Daily Rate as required under the Indenture.

        Weekly Mode.

             (i) For each Rate Period during any Weekly Mode, Bonds in such Interest Mode will bear interest beginning on the Rate Change Date at the Weekly Rate determined on the Rate Determination Date in the following manner for each such Rate Period. No later than 4:00 p.m., New York time, on the Rate Determination Date for each such Rate Period, the Remarketing Agent will determine the Weekly Rate for the period commencing on the immediately succeeding Thursday and ending on the next succeeding Wednesday. Except on an Adjustment Date, in the event that the Weekly Rate is not determined by the Remarketing Agent on a Rate Determination Date, the rate of interest borne by the Bonds bearing interest at a Weekly Rate will be equal to the BMA Municipal Index until the Remarketing Agent next determines the Weekly Rate as required under the Indenture. The Trustee will provide information regarding the Weekly Rate to any Owner of Bonds on written request.

             (ii) If at any time the Remarketing Agent will determine, in its judgment, that the scheduled Rate Determination Dates or Rate Change Dates during a Weekly Mode have become inappropriate (taking into account general market practice with respect to periodic adjustment of rates on instruments comparable to the Bonds bearing interest at the Weekly Rate, whether based upon the time of compilation or reporting of any interest rate or financial index or indicator or otherwise), the Remarketing Agent may, after consultation with the Authority, designate new scheduled Rate Determination Dates and/or Rate Change Dates, to remain in effect until another redetermination of scheduled Rate Determination Dates or Rate Change Dates in accordance with this subparagraph. Such change will become effective on the first scheduled Rate Determination Date or Rate Change Date, as the case may be, so designated occurring not less than 14 days following the giving of such notice. Promptly upon receipt of such notice, the Trustee will notify or cause the Remarketing Agent to notify each affected Owner of such change in writing.

        Flexible Mode. For each Rate Period during any Flexible Mode, each Bond which will bear interest at a Flexible Rate for such Rate Period will, beginning on the Rate Change Date for each such Rate Period, bear interest at the Flexible Rate determined on the Rate Determination Date in the following manner. No later than 12:00 noon, New York time, on the Rate Determination Date for a Bond bearing interest at the Flexible Rate, the Remarketing Agent will determine, and is required to give telephonic notice (confirmed by telecopy) to the Trustee of,
(a) the duration of the Rate Period for such Bond by specifying the succeeding Rate Change Date (which will also be a succeeding Rate Determination Date) for such Bond, which Rate Change Date will be no later than the Liquidity Facility Expiration Date, if a Liquidity Facility is required to be in place, and (b) the Flexible Rate applicable to such Bonds bearing interest at the Flexible Rate during such Rate Period. The last day of such Rate Period must be a Business Day and the day next succeeding such Business Day must also be a Business Day. Except on an Adjustment Date, n the event that the Flexible Rate for any Bond is not determined by the Remarketing Agent on any Rate Determination Date, such Bond will bear interest at a Flexible Rate equal to the BMA Municipal Index for a Rate Period of the shortest possible duration until the Remarketing Agent next determines the Flexible Rate, as required under the Indenture.

        The Rate Period during an Adjustment Period for any Flexible Mode will have a duration of not less than seven days and not more than 270 days. The Remarketing Agent will determine the duration of Rate Periods during a Flexible Mode as will, in the judgment of the Remarketing Agent, result in the lowest aggregate cost being payable by the Authority with respect to the Bonds bearing interest at Flexible Rates, taking into account interest and any other determinable fees and expenses. The Remarketing Agent may establish different Rate Periods on the same Rate Change Date for Bonds in the Flexible Mode in order to achieve an average duration of Rate Periods that, in the judgment of the Remarketing Agent, is most likely to achieve the lowest total aggregate cost being payable by the Authority with respect to such Bonds, taking into account interest and any other determinable fees and expenses. The Remarketing Agent's determination will be based upon the market for, and the relative yields of, the Bonds and other securities that bear interest at a variable rate or at fixed rates that, in the judgment of the Remarketing Agent, are otherwise comparable to the Bonds, or any fact or circumstance relating to the Bonds, affecting the market for the Bonds or affecting such other comparable securities in a manner that, in the judgment of the Remarketing Agent, will affect the market for the Bonds. The Remarketing Agent's determination will be conclusive and binding upon all parties. Except on an Adjustment Date, in the event that the Rate Period for any Bond in a Flexible Mode is not determined by the Remarketing Agent as provided in this clause, the Rate Period for such Bond will be a Rate Period of the shortest possible duration.

        NOTWITHSTANDING THE FOREGOING DISCUSSION OF THE FLEXIBLE MODE, THE LIQUIDITY FACILITY WILL NOT BE AVAILABLE TO OWNERS OF THE BONDS IN THE FLEXIBLE MODE UNLESS, PRIOR TO CONVERSION OF ANY BONDS TO A FLEXIBLE MODE, THE AVAILABLE INTEREST COMMITMENT UNDER THE LIQUIDITY FACILITY WILL BE INCREASED (i) ONLY WITH OUR PRIOR WRITTEN CONSENT, AS PROVIDER, AND THE PRIOR WRITTEN CONSENT OF MOODY'S, AND (ii) TO AN AMOUNT EQUAL TO THE AMOUNT REQUIRED BY MOODY'S AND ACCEPTABLE TO US, AS PROVIDER. IN ADDITION, MOODY'S MUST ISSUE A LETTER IN CONNECTION THEREWITH CONFIRMING ITS SHORT TERM RATING ON THE BONDS.

CONVERSION OF INTEREST RATE MODE

        The Authority may designate a different Mode with respect to any Bond during a Flexible Mode on any Rate Change Date, and on any Bond during a Daily Mode or a Weekly Mode, on any Business Day. The Authority may establish different Modes and, within a Flexible Mode, the Remarketing Agent may establish different Rate Periods for Bonds on the same Adjustment Date in order to achieve an average duration of Rate Periods that, in the judgment of the Remarketing Agent, is most likely to achieve the lowest total aggregate cost payable by the Authority on the Bonds, taking into account interest and any other determinable fees and expenses relating to such Bonds. The Remarketing Agent's determination will be based upon the market for and the relative yields of the Bonds and other securities that bear interest at a variable rate or at fixed rates that, in the judgment of the Remarketing Agent, are otherwise comparable to the Bonds, or any fact or circumstance relating to the Bonds or affecting the market for the Bonds or affecting such other comparable securities in a manner that, in the judgment of the Remarketing Agent, will affect the market for the Bonds. The Remarketing Agent, in its discretion, may consider such information and resources as it deems appropriate in making the determinations required by the Indenture, but the Remarketing Agent's determination will be based solely upon the Remarketing Agent's judgment, and the Remarketing Agent's determination will be conclusive and binding upon all parties.

        If (i) the Remarketing Agent does not determine the interest rate applicable to the initial Rate Period during a new Interest Mode on any Bond, or
(ii) an Opinion of Special Counsel required with respect to a change in Mode of any Bond is not delivered or reaffirmed on the applicable Adjustment Date, the immediately succeeding Mode on the Bonds in the Mode then ending will be a Daily Mode with a Daily Rate established by the Remarketing Agent, or if the Remarketing Agent fails to set such Rate, such Daily Rate will be equal to the BMA Municipal Index.

        The Authority will evidence such designation of a subsequent Mode and Adjustment Date for the Bonds by giving written notice to the Trustee, the Tender Agent, the Remarketing Agent, the Provider, the Insurer and each Rating Agency then maintaining a rating on the Bonds, specifying the Interest Mode or Modes in which such Bonds will operate during such Adjustment Period and the commencement date of such Adjustment Period; provided that (A) if such Adjustment Period is an Adjustable Long Mode or a Flexible Mode, the first day following such Rate Period therein must be a Business Day and (B) not later than the 20th day prior to the Adjustment Date with respect to the new Adjustment Period written evidence from each Rating Agency then maintaining a rating on such bonds that the then-current rating on such Bonds will not be reduced or withdrawn due to the conversion of such Bonds to an Adjustable Long Mode or Flexible Mode, as applicable. Upon receipt of such notice from the Authority, the Trustee, at least 15 days prior to each succeeding Adjustment Date, will give Immediate Notice to each owner of Bonds thereby affected evidencing interest at a Daily Rate or a Weekly Rate of the mandatory tender for purchase of the affected Bonds on the Adjustment Date.

        FIXED RATE CONVERSION. On any Rate Change Date during a Flexible Mode, or on any Business Day during a Daily Mode or a Weekly Mode, at the direction of the Authority, the interest rate to be borne by all or any portion of the Bonds may be converted to a Fixed Rate, and such Bonds so converted thereafter will bear interest at such Fixed Rate. Such direction of conversion will be accompanied by, among other things, (i) a firm underwriting or purchase contract from a recognized firm of underwriters or recognized institutional investors to underwrite or purchase all Bonds which are to be converted on such Fixed Rate Conversion Date at a price of 100% of the principal amount thereof, (ii) if, following such conversion, any Bonds will operate in a Daily Mode, a Weekly Mode or a Flexible Mode, written confirmation from each Rating Agency then providing a rating on the Bonds that the short-term rating on such Bonds will not be withdrawn or reduced as a result of such partial conversion, and (iii) an Opinion of Special Counsel to the effect that such conversion (A) is authorized or permitted by the Indenture, (B) will not have an adverse effect on the exclusion from gross income for federal income tax purposes of the interest on the Bonds, and (C) will not have an adverse effect on the validity or enforceability of any Bond. The conversion of the interest rate borne by Bonds to a Fixed Rate will not become effective unless, on the applicable

Fixed Rate Conversion Date, the Trustee has received an Opinion of Special Counsel, dated the applicable Fixed Rate Conversion Date, reaffirming its earlier opinion.

        At least 15 days prior to the Fixed Rate Conversion Date, the Trustee will give or cause the Remarketing Agent to give written notice of such election by the Authority to the Owners of all Bonds to be converted bearing interest at a Daily Rate or a Weekly Rate, which notice will state (i) the Fixed Rate Conversion Date and (ii) that such Bonds will be subject to mandatory purchase on such Fixed Rate Conversion Date.

        If the conversion of the interest rate on any Bond does not occur for any reason, including if any condition precedent to the conversion has not occurred, such Bond will bear interest from and after the proposed Fixed Rate Conversion Date in the same Mode as the Mode applicable to such Bond prior to the proposed Fixed Rate Conversion Date and at the interest rate as calculated in the manner described under the sections "Interest Rate Provisions" above.

        OTHER MODES. FOR INFORMATION RELATING TO THE DETERMINATION OF INTEREST RATES DURING THE ADJUSTABLE LONG MODE OR THE FIXED MODE, PLEASE CONSULT THE INDENTURE, WHICH MAY BE OBTAINED FROM THE AUTHORITY. THE LIQUIDITY FACILITY DOES NOT SUPPORT BONDS THAT ARE IN THE ADJUSTABLE LONG MODE OR THE FIXED MODE.

OPTIONAL TENDER PROVISIONS DURING WEEKLY RATE MODE OR DAILY RATE MODE

        Purchase on Demand of Owner While Bonds Bear Interest at the Daily Rate. While a Bond represents the right to receive interest at a Daily Rate, such Bond (or portion of such Bond in an Authorized Denomination) will be purchased on any Demand Date for such Bond upon the demand of the Owner of such Bond, at a Purchase Price equal to 100 percent of the principal amount of such Bond plus accrued interest, if any, to such Demand Date, upon irrevocable telephonic or written notice (which telephonic notice will be confirmed in writing, and which written notice may be given by telecopy) to the Tender Agent, the Trustee and the Remarketing Agent. Such notice must be received not later than 11:00 a.m., New York time, on a Business Day in order to be effective on that date. Any notice received after 11:00 a.m., New York time, on a Business Day will be deemed given on the next succeeding Business Day. The Business Day on which any notice is deemed given will be the Demand Date for the applicable Tendered Bond. Such notice must specify the principal amount and number of such Bond, the name and the address of such Owner and the taxpayer identification number, if any, of such Owner.

        Purchase on Demand of Owner While Bonds Bear Interest at the Weekly Rate. While a Bond represents the right to receive interest at a Weekly Rate, such Bond (or portion of such Bond in an Authorized Denomination) will be purchased on any Demand Date therefor, which will be not less than seven calendar days after the date such notice is received in the manner described in the next sentence, at a Purchase Price equal to 100 percent of the principal amount of such Bond plus accrued interest, if any, to such Demand Date. To effect such purchase during a Weekly Mode, an Owner must deliver, on any Business Day, to the Tender Agent, irrevocable written notice (which may be given by telecopy). Such notice must be received by the Tender Agent, the Trustee and the Remarketing Agent not later than 5:00 p.m., New York time, on a Business Day in order to be effective on that day. Any notice received after 5:00 p.m., New York time, on a Business Day will be deemed given on the next succeeding Business Day. Such notice must specify (i) the principal amount and number of such Bond, the name and the address of such Owner and the taxpayer identification number, if any, of such Owner, and (ii) the Demand Date on which such Bond is to be purchased.

        BONDS WHICH BEAR INTEREST IN A FLEXIBLE MODE ARE NOT SUBJECT TO OPTIONAL TENDER.

        Effect of Tender Notice. Each tender notice will automatically constitute (A) an irrevocable offer to sell the Bond or portion thereof to which the notice relates on the date the Bonds are purchased to any purchaser selected by the Remarketing Agent, at the Purchase Price, (B) an irrevocable authorization and instruction to the Trustee to effect transfer of such Bond or portion thereof upon payment of such Purchase Price to the Trustee on the date the Bonds are purchased, (C) an irrevocable authorization and instruction to the Trustee to effect the exchange of the Bond to be purchased in whole or in part for other Bonds evidencing principal in an equal aggregate amount so as to facilitate the sale of such Bond or portion thereof, and (D) an acknowledgment that such owner will have no further rights with respect to such Bond or portion thereof upon payment of the Purchase Price by the Trustee on the date the Bonds are purchased, except for the right of such owner to receive such Purchase Price upon surrender of such Bond to the Trustee.

MANDATORY TENDER PROVISIONS

        Bonds bearing interest in the Daily Mode, the Weekly Mode or the Flexible Mode (other than Provider Bonds) are subject to mandatory tender by the Owners thereof to the Trustee at its Trust Office on each date described below at a Purchase Price equal to 100% of the principal amount thereof plus accrued interest, if any, to the purchase date therefor (unless purchased on an Interest Payment Date):

        (i) with respect to any Bond bearing interest at a Flexible Rate, on each Rate Change Date for such Bond other than the Rate Change Date which is the first day of a Flexible Mode applicable to such Bond and on the Adjustment Date immediately following the last day of the Flexible Mode;

        (ii) on each Adjustment Date, including, without limitation, a proposed Fixed Rate Conversion Date, applicable to any Bonds which are proposed to be converted to a different Mode;

        (iii) while a Liquidity Facility is required, on a Business Day not more than 15 days after the Trustee gives Immediate Notice to the Owners of Bonds (and in no event later than two Business Days prior to the last day on which funds will be available under the Liquidity Facility) of the occurrence and continuation of a default under the Liquidity Facility; and

        (iv) (a) on the Business Day immediately preceding the Credit Substitution Date of a Liquidity Facility if by the 20th day preceding the Credit Substitution Date, a notice of extension of the current Liquidity Facility or a commitment to deliver an Alternate Liquidity Facility has not been delivered or (b) on the Business Day immediately preceding the Credit Substitution Date unless each Rating Agency then providing a rating on such Bonds confirms that such rating will not be withdrawn or reduced as the result of the delivery of such Alternate Liquidity Facility.

        In the case of clauses (i) and (ii) above, the Bonds that are the subject of such events are subject to mandatory tender. In the case of clauses
(iii) and (iv), all Bonds evidencing interest in the Daily Mode, the Weekly Mode or the Flexible Mode are subject to mandatory tender (except to the extent set forth in clause (iv)(b)).

        AN OWNER OF A BOND SUBJECT TO MANDATORY TENDER MAY NOT ELECT TO RETAIN ITS BONDS.

        No notice will be given for a mandatory tender described in clause (i) above of Bonds bearing interest at a Flexible Rate.

        With respect to a mandatory tender described in clause (ii) above of Bonds bearing interest at a Daily Rate or a Weekly Rate, not later than the 15th day next preceding the Adjustment Date with respect thereto, the Trustee is required to give Immediate Notice to the Owners of such Bonds stating the last day of the Adjustment Period then ending and that such Bonds are required to be purchased on such Adjustment Date.

        With respect to a mandatory tender described in clause (iii) above, all Bonds bearing interest in the Daily Mode, the Weekly Mode or the Flexible Mode are required to be purchased on a Business Day designated in the Immediate Notice referred to in clause (iii) , no more than 15 days after the above date of such Immediate Notice and at least one Business Day prior to the above last day on which funds will be available under the Liquidity Facility.

        With respect to a mandatory tender described in clause (iv)(a) above, not later than the 15th day preceding a Credit Substitution Date, the Trustee will give Immediate Notice to the Owners of the Bonds stating (i) the Credit Substitution Date and (ii) such Bonds are required to be purchased on the Business Day prior to the Credit Substitution Date (unless each Rating Agency then providing a rating on such Bonds confirms that such rating will not be withdrawn or reduced as the result of the delivery of such Alternate Liquidity Facility).

        Source of Funds to Purchase Bonds. On each date that Bonds are to be purchased, the Trustee will purchase, but only from the funds listed below, such Bonds from their Owners at a Purchase Price equal to the principal amount of such Bonds, plus accrued interest, if any, to the date of purchase. Funds for the payment of such Purchase Price will be derived from the following sources in the order of priority indicated:

        1. proceeds of the sale of such Bonds by the Remarketing Agent to the extent such funds are then available to the Trustee or any Paying Agent;

        2. moneys received from the underwriter or purchaser of such Bonds (other than the Authority or the Participants) delivered pursuant to a remarketing;

        3. moneys representing proceeds of a drawing by the Trustee under the Liquidity Facility; and

        4. moneys received from the Authority constituting Eligible Moneys.

        The Trustee is required to pay the Purchase Price of each Tendered Bond to the Owner of such Tendered Bond by 4:00 p.m., New York time, on the purchase date, provided that such Owner has delivered such Tendered Bond with any necessary endorsements to the designated office of the Trustee no later than 1:00 p.m., New York time, on such date.

        Trustee to Hold Bonds and Moneys in Trust. The Trustee will:

        (a) hold all Bonds delivered to it in trust for the benefit of their respective Owners which will have so delivered such Bonds until moneys representing the Purchase Price of such Bonds will have been delivered to or for the account of or to the order of such Owners; and

        (b) hold all moneys delivered to it under the Indenture for the purchase of Bonds in trust for the benefit of the person or entity which will have so delivered such moneys, and not invest such funds or commingle such funds with its general funds, until the Bonds purchased with such moneys will have been delivered to or for the account of such person or entity.

        Delivery of Purchased Bonds. Delivery of Bonds purchased in accordance with the provisions of the Indenture will be delivered as follows:

        Bonds purchased with moneys representing the proceeds of sale of such Bonds will be delivered to the Remarketing Agent no later than 10:00 a.m., New York City time on the date of purchase against payment therefor in immediately available funds in an amount equal to the Purchase Price therefor and will be registered in the name of the respective purchasers of such Bonds;

        Bonds purchased with moneys drawn under the Liquidity Facility will be registered in the name of the Provider or its nominee and delivered to the Trustee and held by the Trustee in accordance with the terms of the Indenture; and

        Bonds purchased with moneys received from the underwriter or purchaser of the Bonds (other than the Authority) delivered pursuant to a remarketing or from moneys received from the Authority which constitute "Eligible Moneys" will be canceled and delivered to the Trustee; provided that the delivery of Bonds described in this paragraph will be accomplished at any time such Bonds are held in book-entry form by a Securities Depository, by the transfer of ownership rights in the Bonds on the records of the Securities Depository to the appropriate party described above.

        Delivery of Proceeds of Sale. The proceeds of the sale by the Remarketing Agent of any Bond will be turned over to the Trustee for redelivery to the person who delivered such Bond to the Trustee. The proceeds of the sale by the Remarketing Agent of any Provider Bonds will be paid to the Provider in accordance with the terms of the Liquidity Facility.

        Provider Bonds.

        (a) Registration of Provider Bonds. Bonds purchased by the Provider constitute Provider Bonds which will, immediately, upon receipt thereof by the Tender Agent, be registered in the name of the Provider or its nominee and held by the Trustee for the benefit of the Provider.

        (b) Deposit of Proceeds of Remarketing of Provider Bonds. To the extent amounts are due and owing the Provider under the Liquidity Facility, the proceeds of the remarketing of Provider Bonds will be held by the Trustee for the account of, and in trust solely for, the Provider, will not be commingled with any other moneys held by the Trustee, and will be paid over immediately to the Provider. The balance of such proceeds will be deposited in the Debt Service Fund established under the Indenture.

        (c) Principal and Interest Payments on Provider Bonds. Prior to the release of Provider Bonds to the Authority or the Remarketing Agent, the Trustee will, on the dates determined in accordance with the Liquidity Facility, apply the moneys in the Debt Service Fund established under the Indenture to the payment of principal of, and interest on, amounts owed to reimburse the Provider for paying a drawing for the Purchase Price of tendered Bonds in the manner provided in the Indenture, but the Trustee will not draw on the Liquidity Facility or use moneys in the Liquidity Facility Account established under the Indenture to purchase Provider Bonds; provided, however, that available money in the Debt Service Fund established under the Indenture may be applied to pay the purchase price of Provider Bonds.

        (d) Cancellation of Provider Bonds upon Redemption. If, on any date prior to the release of Provider Bonds to the Authority, the Remarketing Agent or Provider, and reinstatement of the Liquidity Facility as aforesaid, all Bonds are called for redemption and paid in full, the Provider Bonds will be deemed to have been paid and will thereupon be canceled by the Trustee.

REMARKETING AGREEMENT

        The Authority will enter into a Remarketing Agreement, dated December 7, 2000 (the "Remarketing Agreement"), with Morgan Stanley & Co. Incorporated, as remarketing agent (the "Remarketing Agent"), pursuant to which the Remarketing Agent undertakes, among other things, to use its best efforts to remarket all Bonds tendered for purchase while they accrue interest in the Flexible Mode, Weekly Mode or the Daily Mode. The Authority or the Remarketing Agent may terminate the Remarketing Agreement under the circumstances and in the manner described in the Remarketing Agreement. Upon termination of the Remarketing Agreement, the Authority will appoint a replacement remarketing agent in accordance with the Indenture.

REDEMPTION PROVISIONS

        Redemption of Bonds. The Bonds in the Daily Mode, the Weekly Mode or the Flexible Mode will be subject to redemption prior to their Maturity Date in the amounts, at the times and in the manner provided in this Section.

        (a) Optional Redemption.

             (i) Bonds in a Daily Mode or a Weekly Mode will be subject to redemption prior to their Maturity Date at the option of the Authority, from Eligible Moneys in whole or in part (and, if in part, in an Authorized Denomination) on any Business Day during such Daily Mode or Weekly Mode, as applicable, at a Redemption Price equal to 100 percent of the principal amount of such Bonds, plus accrued interest, if any, to the redemption date.

             (ii) Bonds in a Flexible Mode will be subject to optional redemption prior to their Maturity Date at the option of the Authority, from Eligible Moneys in whole or in part (and, if in part, in an Authorized Denomination) on any Rate Change Date for such Bonds, at a Redemption Price equal to 100 percent of the principal amount of such Bonds to be redeemed, without premium, plus accrued interest, if any, to the redemption date.

        (b) Mandatory Sinking Fund Redemption. The Bonds are subject to mandatory sinking fund redemption prior to maturity in part, by lot, at a Redemption Price equal to 100 percent of the principal amount of such Bonds to be redeemed, without premium, plus accrued interest to the date of redemption, on November 1 in each of the years and in the amounts set forth in the schedule included in the Indenture for the mandatory sinking fund redemption of the Bonds.

        (c) Extraordinary Redemption. The Bonds will also be subject to redemption as a whole on any date, or in part on any Interest Payment Date, pro rata among maturities, and by lot within a maturity, to the extent of the Net Proceeds of hazard insurance not used to repair or rebuild the Regional Wastewater Facilities or the Net Proceeds of condemnation awards received with respect to the Enterprise to be used for such purpose, at a Redemption Price equal to the principal amount of the Bonds, plus interest accrued thereon to the date fixed for redemption, without premium.

        (d) General Provisions Regarding Redemptions of Bonds. No optional redemption of less than all of the Bonds Outstanding will be made unless, the aggregate principal amount of Bonds to be redeemed is equal to an Authorized Denomination. Any redemption of less than all of the Bonds Outstanding will be made in such a manner that all Bonds Outstanding after such redemption are in Authorized Denominations.

        (e) Notice of Redemption. Whenever Bonds are to be redeemed, the Trustee will give notice of the redemption of the Bonds, which notice will specify, among other things, the redemption date, the Redemption Price the place and manner of payment and that from the redemption date interest will cease to accrue on the Bonds which are the subject of such notice. Except in the case of a mandatory sinking fund redemption, such notice will state that any redemption is conditional on such funds being deposited on the redemption date, and that failure to deposit such funds will not constitute an Event of Default under the Indenture. Notice of the redemption of Bonds will be given by first class mail, postage prepaid, not less than 30 days or more than 60 days prior to the redemption date, to the registered owners of the Bonds to be redeemed at their addresses as show on the Bond Register. Prior to the date that the redemption notice is first given as aforesaid, funds will be placed with the Trustee to pay such Bonds, any premium thereon, and accrued interest thereon to the redemption date, which moneys will be Eligible Moneys to the extent such payments are required to be made with Eligible Moneys. Additional redemption notices will be provided to national information services and Bondholders who fail to present their Bonds in a timely manner as provided in the Indenture. Failure to give notice in the manner described above or a defect in the notice as to any Bond will not affect the validity of any proceedings for redemption as to any Bond for which notice is properly given.

             (f) Partial Redemption of Bonds. In all cases, Provider Bonds will be selected for redemption before other Bonds.

             If less than all of the Bonds are called for redemption under provisions of the Indenture permitting partial redemption, the particular Bonds (or portions thereof) to be redeemed will be selected by the Authority, in the principal amount designated to the Trustee by the Authority, which designation is required to include the Interest Mode and maturity date of particular Bonds to be redeemed, or as otherwise required by the Indenture, provided that (i) in the case of the redemption of less than all of the Bonds which bear interest in the same Interest Mode at the same rate for the same Rate Periods, such redemption will be by lot in such manner as the Trustee may determine among such Bonds and (ii) subject to other applicable provisions of the Indenture, the portion of any Bond to be redeemed will be in a principal amount equal to an Authorized Denomination. In selecting Bonds for redemption, the Trustee will treat each Bond as representing that number of Bonds which is obtained by dividing the principal amount of such Bond by the minimum Authorized Denomination. If it is determined that one or more, but not all, of the integral multiples of the Authorized Denomination of principal amount of any Bond is to be called for redemption, multiples of the Authorized Denomination of principal amount of any Bond is to be called for redemption, then, upon notice of intention to redeem such integral multiple of Authorized Denomination, the owner of such Bond will surrender such Bond to the Trustee for payment to such owner of the Redemption Price of the integral multiple of the Authorized Denomination of principal amount called for redemption and deliver to such owner a new Bond or Bonds in the aggregate principal amount of the unredeemed balance of the principal amount of such Bond. New Bonds representing the unredeemed balance of the principal amount of such Bond will be issued to the registered owner thereof without charge therefor.

             (g) Effect of Redemption. Interest will not accrue after the redemption date on any Bond called for redemption if notice has been given and if sufficient moneys (which in the case of any optional redemption will be Eligible Moneys) have been deposited with the Trustee to pay principal of, premium, if any, and interest with respect to such Bonds to the redemption date.

                                BOOK-ENTRY SYSTEM

        DTC will act as securities depository for the Bonds. The Bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Bond will be issued for each maturity of the Bonds, each in the aggregate principal amount of such maturity, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (the "DTC Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its DTC Participants are on file with the Securities and Exchange Commission.

        Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each actual purchaser of each Bond ("Beneficial owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but Beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which Beneficial owners entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of DTC Participants acting on behalf of Beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

        To facilitate subsequent transfers, all Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial owners of the Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. will consent or vote with respect to the Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to an issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Principal and interest payments and payments of Purchase Price with respect to the Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by Participants to Beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the City subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City or the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial owners will be the responsibility of Direct and Indirect Participants.

        Notwithstanding the foregoing, in the event any Bond is tendered but not remarketed, with the result that such Bond becomes a Provider Bond, the Trustee and the Authority will, if requested by the Liquidity Provider, take all such actions as shall be necessary to remove the Bonds from the book-entry system of DTC and to register such tendered but not remarketed Bond in the name of the Liquidity Provider. Provider Bonds not in the book-entry system of DTC will be held by the Liquidity Provider, or at the option of the Liquidity Provider, by the Trustee on behalf, and for the benefit, of the Liquidity Provider. At such time as all Provider Bonds have been remarketed such that no Provider Bonds remain outstanding and the Liquidity Facility has been reinstated in full, the Trustee and the Authority will take all such actions as shall be necessary to return the Bonds to the full book-entry system of DTC.

        The Authority, the Participants and the Underwriter cannot and do not give any assurances that DTC, the Participants or others will distribute payments of principal, interest or premium with respect to the Bonds paid to DTC or its nominee as the Owner, or will distribute any prepayment notices or other notices, to the Beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this Official Statement. The Authority, the Participants and the Underwriter are not responsible or liable for the failure of DTC or any Participant to make any payment or give any notice to a Beneficial owner with respect to the Bonds or an error or delay relating thereto.

        The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the Bonds, payment of principal, interest and other payments on the Bonds to DTC Participants or Beneficial owners, confirmation and transfer of beneficial ownership interests in such Bonds and other related transactions by and between DTC, the DTC Participants and the Beneficial owners is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC Participants nor the Beneficial owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or the DTC Participants, as the case may be.

        DTC may discontinue providing its services with respect to the Bonds at any time by giving notice to the Trustee and discharging its responsibilities with respect thereto under applicable law or the City may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

        THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON SUCH NOTICE.

                             THE LIQUIDITY FACILITY

        The Obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The Obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $3.1 billion of obligations currently outstanding, including the Obligations we are issuing under this prospectus supplement.

        Owners of the Bonds to which the Obligations relate will be entitled to the benefits and will be subject to the terms of the Liquidity Facility. Under the Liquidity Facility, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the Purchase Price for the Bonds. Our obligation under the Liquidity Facility will be sufficient to pay a Purchase Price equal to the principal of and up to 34 days' interest on the Bonds at an assumed rate of 12% per year.

TERMINATION EVENTS

        The scheduled expiration date of the Liquidity Facility is five years from the Date of Delivery of the Bonds, unless it is extended or terminated sooner in accordance with its terms.

        The Indenture will specify certain circumstances where we must purchase Bonds which a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase Bonds. The following events would permit such termination:

        (a) (i) any portion of the commitment fee for the Liquidity Facility has not been paid when due on the quarterly payment date, or (ii) any other amount payable under the Liquidity Facility has not been paid when due, and in either case, such failure shall continue for five business days after notice thereof to the Authority;

        (b) the State of California takes any action which would have a materially adverse effect on the ability of the Authority or any of the Participants to comply with the payment and security interest and lien covenants and obligations of the Authority under the Indenture, the Bonds, the Liquidity Facility, the Payment Agreement, the Funding Agreement, and all other documents relating to the issuance of the Bonds, or any right or remedy of the Provider or any owners of the Bonds from time to time to enforce such covenants and obligations;

        (c) (i) the Authority or any of the Participants fail to observe or perform any covenant or agreement contained in the Indenture, the Bonds, the Funding Agreement, the Liquidity Facility or the Payment Agreement (and any amendments, substitutions or modifications thereof), and, if such failure is the result of a covenant breach which is capable of being remedied, such failure continues for ninety days following written notice thereof to the Authority and the Participants from the Provider, provided that if any such failure (other than a payment default) shall be such that it cannot be cured or corrected within such ninety day period, it shall not constitute an event of default if curative or corrective action is instituted within such period and diligently pursued until the failure of performance is cured or corrected, or (ii) there has not been, at all times a Remarketing Agent performing the duties set forth in the Indenture;

        (d) an event of default has occurred and is continuing under any of the Indenture, the Remarketing Agreement, the Liquidity Facility, the Funding Agreement or the Payment Agreement (and any amendments, substitutions or modifications thereof), as "event of default" is defined in the applicable document;

        (e) any representation, warranty, certification or statement made by the Authority or the Participants in the Indenture, the Remarketing Agreement, the Liquidity Facility, the Funding Agreement, the Payment Agreement (and any amendments, substitutions or modifications thereof) or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made;

        (f) any default by the Authority has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the Authority under the Indenture (and under any "Related Documents," as defined in the Liquidity Facility) which is senior to, or on parity with, the Bonds;

        (g) the Authority or any Participant files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

        (h) a court of competent jurisdiction shall enter an order, judgment or decree declaring the Authority or any Participant insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Authority or any Participant, or approving a petition filed against the Authority or any Participant seeking reorganization of the Authority or any Participant under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

        (i) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Authority or any Participant and such custody or control shall not be terminated within (60) days from the date of assumption of such custody or control;

        (j) any material provision of the Liquidity Facility, the Indenture, the Remarketing Agreement, the Funding Agreement, the Payment Agreement and all other documents relating to the issuance of the Bonds, or the Bonds (including Provider Bonds) shall cease for any reason whatsoever to be a valid and binding agreement of the Authority or any Participant, or the Authority or any Participant shall contest the validity or enforceability thereof; or

        (k) failure to pay when due any amount payable under any Bonds (regardless of any waiver thereof by the holders of the Bonds).

        Upon the occurrence of a Termination Event, we may deliver notice to the Paying Agent, the Authority or any Participant, the Remarketing Agent and any applicable paying agent or tender agent regarding our intention to terminate the Liquidity Facility. In that case, the Liquidity Facility would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a Business Day, on the next Business Day. Before the time at which termination takes effect, the Bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the Liquidity Facility. The termination of the Liquidity Facility, however, does not result in an automatic acceleration of the Bonds.

        The obligations of the Authority and the Participants are as described in a separate disclosure document relating to the Bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

        In order to obtain funds to fulfill our obligations under the Liquidity Facility, we will enter into a standby loan agreement with GE Capital (the "Standby Loan Agreement") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. The amount of each loan under the Standby Loan Agreement will be no greater than the Purchase Price for tendered Bonds. The Purchase Price represents the outstanding principal amount of the tendered Bonds and interest accrued on the principal to but excluding the date we borrow funds under the Standby Loan Agreement. Each loan will mature on a date specified in the Standby Loan Agreement, which date will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the Purchase Price for tendered Bonds. When we wish to borrow funds under the Standby Loan Agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. No later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date), GE Capital will make available the amount of the borrowing requested.

        The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Bonds or of our obligations under the Liquidity Facility. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered Bonds with the funds provided under the Standby Loan Agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                                              Nine Months
                  Year Ended December 31,                       Ended
--------------------------------------------------------     September 30,
1995         1996         1997         1998         1999         2000
----         ----         ----         ----         ----         ----
1.51         1.53         1.48         1.50         1.60         1.64


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

        GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

DOCUMENT                                 PERIOD
--------                                 ------
Annual Report on Form 10-K............   Year ended December 31, 1999
Quarterly Reports on Form 10Q.........   Quarters ended April 1, 2000, July 1,
                                         2000 and September 30, 2000


                                  LEGAL MATTERS

        The legality of the Obligations has been passed upon by senior counsel to Financial Guaranty Insurance Company, an affiliate of the Company.

                                     EXPERTS

        The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated by reference in the prospectus supplement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A


                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)


        ----------           ----------              ---------             ---------
        11:30 a.m.           11:45 a.m.              2:15 p.m.             2:30 p.m.
           [1]                  [2]                     [3]                   [4]



        1. Tender Agent or the Trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of Bonds to be purchased by FGIC-SPI on the Purchase Date.

        2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

        3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

        4. FGIC-SPI purchases Bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.

                                 $1,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

        FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

        Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

        We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.





The date of this Prospectus is November 28, 2000

        We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and may not be reproduced or used, in whole or in part, for any other purposes.

        The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

        This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by the Company in support of the Securities. It is not anticipated that registration statements with respect to the Securities issued by municipal authorities or other issuers will be filed under the Securities Act of 1933, as amended, in reliance on an exemption therefrom.

                           INCORPORATION BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000 all heretofore filed with the Commission pursuant to
Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

        You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

        You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus supplement or other documents including those incorporated by reference.

                                     SUMMARY

        The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

        The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by the Company for the Liquidity Facility. The Owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the Purchase Price therefor pursuant to the terms of its liquidity facility.

        If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

        Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

        The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

        The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                   THE COMPANY

        The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

        Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities issued by municipal authorities or other issuers through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

        The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

        The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

        Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the Purchase Price for the Securities to which such Liquidity Facility relates. The obligation of the Company under each Liquidity Facility will be sufficient to pay a Purchase Price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

        In order to obtain funds to fulfill its obligations under the Liquidity Facilities, the Company will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the Purchase Price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the Purchase Price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or the Company's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                              PLAN OF DISTRIBUTION

        The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

        The financial statements of FGIC Securities Purchase, Inc. at December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated herein by reference in the prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus and upon the authority of said firm as experts in accounting and auditing.